Exhibit 2(n)(2)





                      [Letterhead of Deloitte & Touche LLP]




CONSENT OF INDEPENDENT AUDITORS


We consent to the use in Pre-Effective Amendment No. 1 to Registration Statement No. 333-67339 of The High Yield Plus Fund, Inc. to the references to us under the headings "Financial Highlights" and "Experts" in the Prospectus which is included in such Registration Statement.





/s/ Deloitte & Touche LLP
-------------------------
New York, New York
December 23, 1998